As filed with the Securities and Exchange Commission on July 26, 2011

Registration No. 333-173898

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DUNKIN’ BRANDS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	5810	20-4145825
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

130 Royall Street

Canton, Massachusetts 02021

(781) 737-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nigel Travis

Chief Executive Officer

Dunkin’ Brands Group, Inc.

130 Royall Street

Canton, Massachusetts 02021

(781) 737-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Craig E. Marcus	Richard Emmett	D. Rhett Brandon
Ropes & Gray LLP	Senior Vice President and General Counsel	Simpson Thacher & Bartlett LLP
Prudential Tower	Dunkin’ Brands Group, Inc.	425 Lexington Avenue
800 Boylston Street	130 Royall Street	New York, New York 10017
Boston, Massachusetts 02199-3600	Canton, Massachusetts 02021	Telephone: (212) 455-2000
Telephone: (617) 951-7000	Telephone: (781) 737-3360	Facsimile: (212) 455-2502
Facsimile: (617) 951-7050	Facsimile: (781) 737-4360

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one).

Large accelerated Filer	☐	Accelerated filer	☐	Non-accelerated filer ☒	Smaller reporting company	☐

(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

Part II

Information not required in prospectus

Item 13. Other expenses of issuance and distribution.

The following table sets forth the estimated expenses payable by us in connection with the sale and distribution of the securities registered hereby, other than underwriting discounts or commissions. All amounts are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority filing fee.

SEC registration fee	$53,473
FINRA filing fee	46,558
Stock exchange listing fees	125,000
Printing and engraving expenses	450,000
Accounting fees and expenses	1,430,000
Legal fees and expenses	2,500,000
Transfer agent and registrar fees	13,500
Miscellaneous fees and expenses	649,969

TOTAL	$5,268,500

Item 14. Indemnification of directors and officers.

Section 145 of the General Corporation Law of the State of Delaware provides as follows:

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the Delaware General Corporation Law, we have included in our restated certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our restated certificate of incorporation and bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

We intend to enter into indemnification agreements with our directors and officers. These agreements will provide broader indemnity rights than those provided under the Delaware General Corporation Law and our restated certificate of incorporation and by-laws. The indemnification agreements are not intended to deny or otherwise limit third party or derivative suits against us or our directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third party suit would be borne by us, and we would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to our benefit but would be offset by our obligations to the director or officer under the indemnification agreement.

The underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of underwriting agreement filed as Exhibit 1.1 hereto.

We maintain directors’ and officers’ liability insurance for the benefit of our directors and officers.

Item 15. Recent sales of unregistered securities.

Equity securities

During the year ended December 26, 2009, we issued and sold 565,316.79 shares of Class A Common Stock and 62,812.98 shares of Class L Common Stock for aggregate consideration of $2,885,000. These shares were issued without registration in reliance on the exemptions afforded by Section 4(2) of the Securities Act of 1933, as amended, and Rules 506 and 701 promulgated thereunder.

During the year ended December 25, 2010, we issued and sold 127,715.24 shares of Class A Common Stock and 14,190.58 shares of Class L Common Stock for aggregate consideration of $895,000. These shares were issued without registration in reliance on the exemptions afforded by Section 4(2) of the Securities Act of 1933, as amended, and Rules 506 and 701 promulgated thereunder.

Through March 26, 2011, we have issued and sold 589,342.89 shares of Class A Common Stock and 65,482.54 shares of Class L Common Stock in 2011 for aggregate consideration of $3,213,883. These shares were issued without registration in reliance on the exemptions afforded by Section 4(2) of the Securities Act of 1933, as amended, and Rules 506 and 701 promulgated thereunder.

The foregoing share numbers do not reflect the 1-for-4.568 reverse split and reclassification of our Class A common stock or the conversion of our Class L common stock.

Debt securities

On November 23, 2010, Dunkin’ Brands, Inc., our wholly-owned subsidiary (“DBI”), issued $625.0 million aggregate principal amount of 9 5/8% senior notes due 2018 at a price of 98.5% of their face value resulting in approximately $615.6 million of gross proceeds. The proceeds were used, together with borrowings under DBI’s senior credit facility and cash on hand, to repay outstanding indebtedness, to distribute cash proceeds to us for payment of a dividend and to pay related fees and expenses. The initial purchasers for the senior notes were J.P. Morgan Securities LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Citigroup Global Capital Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., and Morgan Stanley & Co. Incorporated. The aggregate amount of the initial purchasers’ discount on the senior notes was approximately $9.4 million.

The senior notes were offered and sold to the initial purchasers in reliance on the exemption afforded by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder and were offered and resold by the initial purchasers to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. investors outside the United States in compliance with Regulation S of the Securities Act.

Item 16. Exhibits and financial statement schedules.

(a)Exhibits

Exhibit Number	Exhibit Title

1.1*	Form of Underwriting Agreement
3.1*	Form of Second Restated Certificate of Incorporation of Dunkin’ Brands Group, Inc.
3.2*	Form of Second Amended and Restated Bylaws of Dunkin’ Brands Group, Inc.
4.1*	Form of Amended and Restated Registration Rights Agreement among Dunkin’ Brands Group, Inc. (f/k/a Dunkin’ Brands Group Holdings, Inc.), Dunkin’ Brands Holdings, Inc., Dunkin’ Brands, Inc. and certain Stockholders of Dunkin’ Brands Group, Inc.
4.2*	Registration Rights Agreement among Dunkin’ Finance Corp, Dunkin’ Brands, Inc., J.P. Morgan Securities LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Citigroup Global Capital Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Morgan Stanley & Co. Incorporated dated as of November 23, 2010
4.3*	Indenture among Dunkin’ Finance Corp., the Guarantors party thereto from time to time, Citibank, N.A. as Indenture Administrator and Wilmington Trust Company, as Trustee, dated as of November 23, 2010
4.4*	Form of 9.625% Senior Note due 2018 (filed with Exhibit 4.3 hereto)
4.5*	Supplemental Indenture among Dunkin’ Brands, Inc., the Guarantors named therein, Citibank, N.A., as indenture administrator and Wilmington Trust Company as trustee, dated as of December 3, 2010
4.6*	Specimen Common Stock certificate of Dunkin’ Brands Group, Inc.
5.1	Opinion of Ropes & Gray LLP
10.1*	Dunkin’ Brands Group, Inc. (f/k/a Dunkin’ Brands Group Holdings, Inc.) Amended and Restated 2006 Executive Incentive Plan
10.2*	Form of Option Award under 2006 Executive Incentive Plan
10.3*	Form of Restricted Stock Award under 2006 Executive Incentive Plan
10.4*	Dunkin’ Brands Group, Inc. 2011 Omnibus Long-Term Incentive Plan
10.5*	Dunkin’ Brands Group, Inc. Annual Incentive Plan
10.6*	Amended and Restated Dunkin’ Brands, Inc. Non-Qualified Deferred Compensation Plan
10.7*	Dunkin’ Brands, Inc. Short Term Incentive Plan

Exhibit Number	Exhibit Title

10.8*	Amended and Restated Executive Employment Agreement among Dunkin’ Brands, Inc., Dunkin’ Brands Group, Inc. (f/k/a Dunkin’ Brands Group Holdings, Inc.), and Jon Luther, dated as of December 31, 2008

10.9*	Transition Agreement of Jon Luther, dated as of June 30, 2010

10.10*	First Amended and Restated Executive Employment Agreement between Dunkin’ Brands, Inc., Dunkin’ Brands Group, Inc. and Nigel Travis

10.11*	Amended and Restated Executive Employment Agreement among Dunkin’ Brands, Inc., Dunkin’ Brands Group, Inc. (f/k/a Dunkin’ Brands Group Holdings, Inc.), and Kate Smith Lavelle, dated as of January 1, 2008

10.12*	Transition Agreement of Kate Smith Lavelle, dated as of July 19, 2010

10.13*	Offer Letter to Neil Moses dated September 27, 2010

10.14*	Offer Letter to Richard Emmett dated November 23, 2009

10.15*	Offer Letter to John Costello dated September 30, 2009

10.16*	Offer Letter to Paul Twohig dated September 10, 2009

10.16(a)*	Form of amendment to Offer Letters

10.17*	Form of Non-Competition/Non-Solicitation/Confidentiality Agreement

10.18*	Form of Amended and Restated Investor Agreement among Dunkin’ Brands Group, Inc. (f/k/a Dunkin’ Brands Group Holdings, Inc.), Dunkin’ Brands Holdings, Inc., Dunkin’ Brands, Inc. and the Investors named therein

10.19*	Form of Amended and Restated Stockholders Agreement among Dunkin’ Brands Group, Inc. (f/k/a Dunkin’ Brands Group Holdings, Inc.), Dunkin’ Brands Holdings, Inc., Dunkin’ Brands, Inc. and the Stockholders named therein

10.20*	Credit Agreement among Dunkin’ Finance Corp, Dunkin’ Brands Holdings, Inc., Dunkin’ Brands, Inc., Barclays Bank PLC and the other lenders party thereto, dated as of November 23, 2010

10.21*	Joinder to Credit Agreement dated as of December 3, 2010

10.22*	Amendment 1, dated as of February 18, 2011, to the Credit Agreement among Dunkin’ Brands, Inc., Dunkin’ Brands Holdings, Inc., Barclays Bank PLC and the other lenders party thereto

10.23*	Security Agreement among the Grantors identified therein and Barclays Bank PLC, dated as of December 3, 2010

10.24*	Form of Director and Officer Indemnification Agreement

10.25*	Lease between LSF3 Royall Street, LLC and Dunkin’ Donuts Incorporated, dated as of October 29, 2003

10.26*	Assignment of Lease between Dunkin’ Donuts Incorporated and Dunkin’ Brands, Inc., dated as of July 22, 2005

10.27*	Guaranty delivered with LSF3 Royall Street, LLC Lease dated as of October 29, 2003

10.28*	Management Agreement among Dunkin’ Brands Acquisition, Inc., Dunkin’ Brands Holdings, Inc., Dunkin’ Brands Group Holdings, Inc., Bain Capital Partners, LLC, TC Group IV, L.L.C. and THL Managers V, LLC, dated as of March 1, 2006

10.29*	Amendment 2, dated as of May 25, 2011, to the Credit Agreement among Dunkin’ Brands, Inc., Dunkin’ Brands Holdings, Inc., Barclays Bank PLC and the other lenders party thereto

Exhibit Number	Exhibit Title

10.30*	Form of Baskin-Robbins Franchise Agreement

10.31*	Form of Dunkin’ Donuts Franchise Agreement

10.32*	Form of Combined Baskin-Robbins and Dunkin’ Donuts Franchise Agreement

21.1*	Subsidiaries of Dunkin’ Brands Group, Inc.

23.1*	Consent of KPMG LLP

23.2*	Consent of Deloitte Anjin LLC

23.3*	Consent of PricewaterhouseCoopers Aarata

23.4	Consent of Ropes & Gray LLP (included in Exhibit 5.1)

23.5*	Consent of The NPD Group, Inc.

24.1*	Powers of Attorney

24.2*	Power of Attorney for Michael Hines

*	Previously filed.

(b) Financial Statement Schedules

All schedules are omitted because they are not applicable or the required information is included in the financial statements or notes thereto.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(4) To provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canton, Commonwealth of Massachusetts on the 25th day of July, 2011.

DUNKIN’ BRANDS GROUP, INC.

By:	/s/ Nigel Travis
Name: Title:	Nigel Travis Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Nigel Travis Nigel Travis	Chief Executive Officer and Director (Principal Executive Officer)	July 25, 2011

* Neil Moses	Chief Financial Officer (Principal Financial and Accounting Officer)	July 25, 2011

* Jon Luther	Director	July 25, 2011

* Todd Abbrecht	Director	July 25, 2011

* Anita Balaji	Director	July 25, 2011

* Andrew B. Balson	Director	July 25, 2011

* Anthony J. DiNovi	Director	July 25, 2011

* Michael Hines	Director	July 25, 2011

* Sandra J. Horbach	Director	July 25, 2011

* Mark Nunnelly	Director	July 25, 2011

*By:	/s/ Richard J. Emmett Richard J. Emmett Attorney-in-fact

Exhibit list

Exhibits and financial statements schedules.

Exhibit number	Exhibit title

1.1*	Form of Underwriting Agreement

3.1*	Form of Second Restated Certificate of Incorporation of Dunkin’ Brands Group, Inc.

3.2*	Form of Second Amended and Restated Bylaws of Dunkin’ Brands Group, Inc.

4.1*	Form of Amended and Restated Registration Rights Agreement among Dunkin’ Brands Group, Inc. (f/k/a Dunkin’ Brands Group Holdings, Inc.), Dunkin’ Brands Holdings, Inc., Dunkin’ Brands, Inc. and certain Stockholders of Dunkin’ Brands Group, Inc.

4.2*	Registration Rights Agreement among Dunkin’ Finance Corp, Dunkin’ Brands, Inc., J.P. Morgan Securities LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Citigroup Global Capital Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Morgan Stanley & Co. Incorporated dated as of November 23, 2010

4.3*	Indenture among Dunkin’ Finance Corp., the Guarantors party thereto from time to time, Citibank, N.A. as Indenture Administrator and Wilmington Trust Company, as Trustee, dated as of November 23, 2010

4.4*	Form of 9.625% Senior Note due 2018 (filed with Exhibit 4.3 hereto)

4.5*	Supplemental Indenture among Dunkin’ Brands, Inc., the Guarantors named therein, Citibank, N.A., as indenture administrator and Wilmington Trust Company as trustee, dated as of December 3, 2010

4.6*	Specimen Common Stock certificate of Dunkin’ Brands Group, Inc.

5.1	Opinion of Ropes & Gray LLP

10.1*	Dunkin’ Brands Group, Inc. (f/k/a Dunkin’ Brands Group Holdings, Inc.) Amended and Restated 2006 Executive Incentive Plan

10.2*	Form of Option Award under 2006 Executive Incentive Plan

10.3*	Form of Restricted Stock Award under 2006 Executive Incentive Plan

10.4*	Dunkin’ Brands Group, Inc. 2011 Omnibus Long-Term Incentive Plan

10.5*	Dunkin’ Brands Group, Inc. Annual Incentive Plan

10.6*	Amended and Restated Dunkin’ Brands, Inc. Non-Qualified Deferred Compensation Plan

10.7*	Dunkin’ Brands, Inc. Short Term Incentive Plan

10.8*	Amended and Restated Executive Employment Agreement among Dunkin’ Brands, Inc., Dunkin’ Brands Group, Inc. (f/k/a Dunkin’ Brands Group Holdings, Inc.), and Jon Luther, dated as of December 31, 2008

10.9*	Transition Agreement of Jon Luther, dated as of June 30, 2010

10.10*	First Amended and Restated Executive Employment Agreement between Dunkin’ Brands, Inc., Dunkin’ Brands Group, Inc. and Nigel Travis

10.11*	Amended and Restated Executive Employment Agreement among Dunkin’ Brands, Inc., Dunkin’ Brands Group, Inc. (f/k/a Dunkin’ Brands Group Holdings, Inc.), and Kate Smith Lavelle, dated as of January 1, 2008

10.12*	Transition Agreement of Kate Smith Lavelle, dated as of July 19, 2010

10.13*	Offer Letter to Neil Moses dated September 27, 2010

10.14*	Offer Letter to Richard Emmett dated November 23, 2009

10.15*	Offer Letter to John Costello dated September 30, 2009

Exhibit number	Exhibit title

10.16*	Offer Letter to Paul Twohig dated September 10, 2009

10.16(a)*	Form of Amendment to Offer Letters

10.17*	Form of Non-Competition/Non-Solicitation/Confidentiality Agreement

10.18*	Form of Amended and Restated Investor Agreement among Dunkin’ Brands Group, Inc. (f/k/a Dunkin’ Brands Group Holdings, Inc.), Dunkin’ Brands Holdings, Inc., Dunkin’ Brands, Inc. and the Investors named therein

10.19*	Form of Amended and Restated Stockholders Agreement among Dunkin’ Brands Group, Inc. (f/k/a Dunkin’ Brands Group Holdings, Inc.), Dunkin’ Brands Holdings, Inc., Dunkin’ Brands, Inc. and the Stockholders named therein

10.20*	Credit Agreement among Dunkin’ Finance Corp, Dunkin’ Brands Holdings, Inc., Dunkin’ Brands, Inc., Barclays Bank PLC and the other lenders party thereto, dated as of November 23, 2010

10.21*	Joinder to Credit Agreement dated as of December 3, 2010

10.22*	Amendment 1, dated as of February 18, 2011, to the Credit Agreement among Dunkin’ Brands, Inc., Dunkin’ Brands Holdings, Inc., Barclays Bank PLC and the other lenders party thereto

10.23*	Security Agreement among the Grantors identified therein and Barclays Bank PLC, dated as of December 3, 2010

10.24*	Form of Director and Officer Indemnification Agreement

10.25*	Lease between LSF3 Royall Street, LLC and Dunkin’ Donuts Incorporated, dated as of October 29, 2003

10.26*	Assignment of Lease between Dunkin’ Donuts Incorporated and Dunkin’ Brands, Inc., dated as of July 22, 2005

10.27*	Guaranty delivered with LSF3 Royall Street, LLC Lease, dated as of October 29, 2003

10.28*	Management Agreement among Dunkin’ Brands Acquisition, Inc., Dunkin’ Brands Holdings, Inc., Dunkin’ Brands Group Holdings, Inc., Bain Capital Partners, LLC, TC Group IV, L.L.C. and THL Managers V, LLC, dated as of March 1, 2006

10.29*	Amendment 2, dated as of May 25, 2011, to the Credit Agreement among Dunkin’ Brands, Inc., Dunkin’ Brands Holdings, Inc., Barclays Bank PLC and the other lenders party thereto

10.30*	Form of Baskin-Robbins Franchise Agreement

10.31*	Form of Dunkin’ Donuts Franchise Agreement

10.32*	Form of Combined Baskin-Robbins and Dunkin’ Donuts Franchise Agreement

21.1*	Subsidiaries of Dunkin’ Brands Group, Inc.

23.1*	Consent of KPMG LLP

23.2*	Consent of Deloitte Anjin LLC

23.3*	Consent of PricewaterhouseCoopers Aarata

23.4	Consent of Ropes & Gray LLP (included in Exhibit 5.1)

23.5*	Consent of The NPD Group, Inc.

24.1*	Powers of Attorney

24.2*	Power of Attorney for Michael Hines (included in signature page)

*	Previously filed.